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                                                                    Exhibit 23.9
                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
of AerCo Limited (the "company")

We consent to the inclusion of (i)our report dated November 23, 1998 on the financial statements of Aircraft Lease Portfolio Securitization 94-1 Limited,
(ii) our report dated November 23, 1998 on the financial statements of AerFi transferred aircraft and (iii) our report dated March 8, 1999 on the balance sheet of AerCo Limited included in the Prospectus, which is part of this Registration Statement, and to all references to our firm included in or made a part of this Registration Statement of Form F-4 (file no. 333-66973) of AerCo Limited.


/s/ KPMG
KPMG
Chartered Accountants
5 George's Dock
IFSC
Dublin 1
Ireland

April 14, 1999